Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

PIONEER ENERGY SERVICES CORP.

* * * * *

ARTICLE 1

OFFICES

Section 1.01. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the chairperson of the Board of Directors in the absence of a designation by the Board of Directors).

Section 2.02. Annual Meetings. (a) An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting at such date and time as may be designated by the Board of Directors.

(b) The initial annual meeting of stockholders shall be held on such date and time as may be designated by the Board of Directors provided that such date is no earlier than May 29, 2021.

Section 2.03. Special Meetings. (a) Special meetings of stockholders may be called by a majority of the Board of Directors or the chairperson of the Board of Directors, the Chief Executive Officer or the President of the Corporation.

(b) Special meetings of stockholders shall be called by the President or the Secretary of the Corporation on the written request of the holders of at least that percentage of the voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders (including the Convertible Notes) that the Certificate of Incorporation specifies as the minimum percentage necessary to call a special meeting of stockholders. Such request shall state the purpose or purposes of that meeting and the matters proposed to be acted on at that meeting. Upon receipt of such request, the Board of Directors shall set a date for the special meeting, set a record date in accordance with Section 6.01, and shall cause an appropriate officer of the Corporation to give the notice required under Section 2.04. This Section 2.03 shall be subject to the rights, if any, of holders of any class or series of capital stock of the Corporation and Convertible Notes (defined below) to call special meetings.

(c) Notwithstanding anything to the contrary herein, prior to the date of the first annual meeting of stockholders, no special meeting may be called under this Section 2.03 by the Board of Directors or any person for the purposes of electing or removing any director or at which a proposal to elect or remove any director will be acted on unless such meeting is at the written request of the holders of at least 90% of the voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders (including the Convertible Notes), unless such election or removal is to occur in connection with a Deemed Liquidation Event (as defined in the Certificate of Incorporation) to be duly approved at such special meeting.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given to the stockholders and holders of the Corporation’s 5.00% Convertible Senior Unsecured PIK Notes due 2025 (the “Convertible Notes”, and holders of the Convertible Notes, “Convertible Noteholders”) which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders, Convertible Noteholders, and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder and each Convertible Noteholder of record entitled to vote at such meeting. The Board of Directors or the chairperson of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders, Convertible Noteholders, and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder and each Convertible noteholder of record entitled to vote at the meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the Certificate of Incorporation or these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders (including the Convertible Notes) shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairperson of the meeting or a majority in voting interest of the stockholders and Convertible Noteholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a) In accordance with Article 4 of the Certificate of Incorporation, the Convertible Noteholders shall be entitled to vote upon all matters upon which holders of any class or classes of Common Stock have the right to vote. Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, (i) each holder of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”, and together with the Convertible Notes, the “Voting Securities”; and such holder, a “Common Stockholder”, and together with the Convertible Noteholders, the “Securityholders”) shall be entitled to one vote for each outstanding share of Common Stock of the Corporation held by such Common Stockholder, and (ii) each Convertible Noteholder shall be entitled to one vote for each share of Common Stock (rounded down to the nearest whole share) into which the Convertible Notes held by such Convertible Noteholder may be converted, in accordance with that certain Indenture, dated as of May 29, 2020, by and between the Corporation, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee (the “Convertible Notes Indenture”). Any share of capital stock of the Corporation or Convertible Notes held by the Corporation shall have no voting rights.

(b) Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the Securityholders. Abstentions and broker non-votes shall not be counted as votes cast.

(c) Each Securityholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such Securityholder by proxy, appointed by an instrument in writing, subscribed by such Securityholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such Securityholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

Section 2.07. Action by Consent. Subject to the rights of the holders of any class or series of preferred stock then outstanding, as may be set forth in the certificate of designations for such class or series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of Securityholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of Securityholders without a meeting.

Section 2.08. Organization. At each meeting of stockholders, the chairperson of the Board of Directors, if one shall have been elected, or in the chairperson’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairperson of the meeting; provided that the Chief Executive Officer of the Corporation shall not be the chairperson. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairperson of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairperson of the meeting.

Section 2.10. Nomination of Directors and Proposal of Other Business.

(a) Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the Securityholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) as may be provided in the certificate of designations for any class or series of preferred stock or (D) by any Securityholder of the Corporation who is a Securityholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal.

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a Securityholder pursuant to clause (D) of paragraph (i) of this Section 2.10(a), the Securityholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a Securityholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a Securityholder’s notice as described above.

(iii) A Securityholder’s notice to the Secretary shall set forth (A) as to each person whom the Securityholder proposes to nominate for election or reelection as a director, a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the Securityholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such

Securityholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the Securityholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1) the name and address of such Securityholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2) (i) for each class or series, the number of shares of capital stock of the Corporation and Convertible Notes that are held of record or are beneficially owned by such Common Stockholder and by any such beneficial owner and (ii) for the Convertible Notes, the number of shares of Common Stock (rounded down to the nearest whole share) into which the Convertible Notes held of record or beneficially by such Convertible Noteholder and any such beneficial owner may be converted in accordance with the Convertible Notes Indenture;

(3) a description of any agreement, arrangement or understanding between or among such Securityholder and any such beneficial owner, any of their respective Affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Securityholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;

(5) a representation that the Securityholder is a holder of record of stock of the Corporation or a Convertible Noteholder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6) a representation as to whether such Securityholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock or Convertible Notes required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from Securityholders in support of such proposal or nomination; and

(7) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such Securityholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.

(b) Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any Securityholder who is a stockholder or Convertible Noteholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b). For nominations to be properly brought by a Securityholder before a special meeting of stockholders pursuant to this Section 2.10(b), the Securityholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a Securityholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. A Securityholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).

(c) General. (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the secretary of the Corporation at the request of the nominating Securityholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a Securityholder’s notice of nomination that pertains to the nominee.

(ii) No person shall be eligible to be nominated by a Securityholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a Securityholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.

(iii) The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the Securityholder (or a qualified representative of the Securityholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the Securityholder , a person must be a duly authorized officer, manager or partner of such Securityholder or must be authorized by a writing executed by such Securityholder or an electronic transmission delivered by such Securityholder to act for such Securityholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

ARTICLE 3

DIRECTORS

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term of Office. (a) The Board of Directors shall consist of five (5) directors and thereafter, the exact number of directors shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board. Except as otherwise provided in the Certificate of Incorporation, each director shall serve for a term ending on the date of the first annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. A Nominating and Governance committee of the Board of Directors shall nominate directors. Any director nominee (except the Chief Executive Officer of the Corporation) shall satisfy the independence requirements of The Nasdaq Global Market, The Nasdaq Global Select Market and The New York Stock Exchange.

(b) Directors shall be elected at a duly called meeting of the stockholders at which a quorum is present. In any uncontested election of directors, a nominee shall be elected as a director at such a meeting if the votes of shares of capital stock of the Corporation and Convertible Notes present in person or represented by proxy at the meeting and entitled to vote in the election of directors cast “for” such nominee’s election exceed the votes of capital stock of the Corporation and Convertible Notes present in person or represented by proxy at the meeting and entitled to vote in the election of directors cast “against” such nominee’s election (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that nominee’s election). In a contested election, directors shall be elected by plurality vote of all votes cast at such a meeting. An election is considered contested if the Board determines that (a) there are more nominees for election than positions on the Board to be filled or (b) one or more nominees for election to the Board was nominated other than by or at the direction of the Board.

(c) This Section 3.02 shall be subject, in all respects, to the rights, if any, of the holders of Preferred Stock, in each case as specified in more detail in the applicable Certificate of Designations.

Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the chairperson of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the chairperson of the Board of Directors or the President and shall be called by the chairperson of the Board of Directors, President or the Secretary, on the written request of any director. Notice of special meetings of the Board of Directors shall be given to each director at least one calendar day before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the

Securityholders, any action or matter (other than the election or removal of directors) expressly required by Delaware Law to be submitted to the Securityholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

ARTICLE 4

OFFICERS

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Appointment, Term of Office and Remuneration. The principal officers of the Corporation shall be appointed by the Board of Directors in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations. Any officer may resign at any time by giving notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). Any such notice must be in writing or by electronic transmission. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5

CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be uncertificated, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be represented by certificates. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Any holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer Of Shares. Subject to the limitations set forth in the Certificate of Incorporation, shares of the stock of the Corporation may be transferred, without the consent of the Corporation and subject to compliance with applicable securities laws, on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

Section 5.04. Preemptive Rights.

(a) Subject to the terms and conditions of this Section 5.04 and applicable law, if the Corporation or any of its subsidiaries proposes to offer, sell or issue any capital stock, equity interest, or other instrument exercisable or exchangeable for or convertible into capital stock or equity interest of the Corporation or any of its subsidiaries (collectively, “Company Securities”) except for any Excluded

Issuance (as defined below) (collectively, the “Preemptive Shares”), then the Corporation shall give each Convertible Noteholder and each holder of Common Stock issued to the Common Stockholder upon the conversion of Convertible Notes formerly held by the Common Stockholder (each, a “Preemptive Rights Holder”) written notice of such proposed issuance at least fifteen (15) business days prior to the proposed issuance date (an “Issuance Notice”). The Issuance Notice shall specify the number and class of Preemptive Shares and the price (or a good faith range of the price if the final price is not then determinable) at which such Preemptive Shares are proposed to be issued and the other material terms and conditions of such Preemptive Shares and of the issuance, including the proposed issuance date. Each Preemptive Rights Holder shall be entitled to purchase, at the price and on the other terms and conditions specified in the Issuance Notice, up to a number of Preemptive Shares equal to its pro rata portion which shall be calculated as (x) the number of Preemptive Shares proposed to be issued by the Corporation multiplied by (y) the Ownership Percentage of such Preemptive Rights Holder of Common Stock as of immediately prior to the proposed issuance; provided that if a range is provided in the Issuance Notice then each Preemptive Rights Holder shall be entitled to condition such participation upon the final price being within such specified price range. A Preemptive Rights Holder may, in its sole discretion, allocate its right to purchase its portion of the Preemptive Shares among its Affiliates and Related Funds, including any funds managed by such Preemptive Rights Holder or its Affiliates.

(b) A Preemptive Rights Holder may exercise its right to purchase its pro rata portion of the Preemptive Shares by delivering written notice of its election to purchase such Preemptive Shares to the Corporation within five (5) Business Days after receipt of the Issuance Notice (such Preemptive Rights Holder, an “Exercising Holder”). A delivery of such notice by such Exercising Holder shall constitute a binding agreement of such Exercising Holder to purchase, at the price and on the terms and conditions specified in the Issuance Notice, the number of Preemptive Shares specified in such notice. If, at the end of such five (5) Business Day period, any Preemptive Rights Holder has not exercised its right to purchase any of its pro rata portion of such Preemptive Shares by delivering such notice, such Preemptive Rights Holder shall be deemed to have waived all of its rights under this Section 5.04 with respect to the purchase of such Preemptive Shares specified in the applicable Issuance Notice.

(c) Subject to compliance with this Section 5.04, the Corporation shall have ninety (90) days after the date of the Issuance Notice to consummate the proposed issuance of any or all of such Preemptive Shares that the Exercising Holders have elected not to purchase at the same (or higher) price and upon such other terms and conditions that, taken as a whole, are not materially less favorable to the Corporation than those specified in the Issuance Notice; provided that, if such issuance is subject to regulatory approval, such 90-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event to later than 180 days after the date of the Issuance Notice.

If the Board of Directors proposes to issue any Preemptive Shares after such 90-day period (or 180-day period, if applicable) or during such 90-day period (or 180-day period, if applicable) at a lower price or on such other terms that are, taken as a whole, materially less favorable to the Corporation, it shall again comply with the procedures set forth in this Section 5.04.

(d) The closing of any issuance of Preemptive Shares to the Exercising Holders pursuant to this Section 5.04 shall take place at the time and in the manner provided in the Issuance Notice. The Corporation shall be under no obligation to consummate any proposed issuance of Preemptive Shares.

(e) The preemptive rights under this Section 5.04 shall not apply to (each of the following, an “Excluded Issuance”):

(1) issuances or sales of any Company Securities to employees, officers, directors, managers or consultants of the Corporation pursuant to employee benefits or similar employee or management equity incentive plans or arrangements, including offer letters, employment agreements, consulting agreements, or appointment letters;

(2) issuances or sales in, or in connection with, a bona fide joint venture, merger, acquisition, business combination or debt financing or reorganization of the Corporation with or into another Person or a bona fide acquisition by the Corporation of another Person (whether pursuant to a stock purchase, asset purchase, merger or otherwise) or substantially all the assets of another Person or a strategic partnership or other similar relationship, in each case approved by the Board of Directors;

(3) issuances by the Corporation or a direct or indirect wholly-owned subsidiary of the Corporation to another direct or indirect wholly-owned subsidiary of the Corporation;

(4) issuances as a dividend or upon any stock split, reclassification, recapitalization, exchange or readjustment of Company Securities, or other similar transaction (in each case, on a pro rata basis);

(5) issuances upon the conversion of Convertible Notes or the conversion or exercise of any Company Securities that were issued in compliance with the terms and conditions of this Section 5.04;

(6) issuances in connection with a bona fide shareholder rights plan duly adopted and approved by the Board of Directors;

(7) any increase in the amount of Company Securities issuable upon the conversion of Convertible Notes due to any increase to the capitalized principal amount of the Convertible Notes in accordance with their terms;

(8) issuances in connection with a bona fide firm commitment underwritten public offering with gross proceeds in excess of $75 million;

(9) issuances to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to equipment leasing or personal property leasing transaction approved by the Board of Directors; and

(10) issuances as consideration approved by the Board of Directors payable to a third party that is not an Affiliate of any Securityholder for any other business relationship the primary purpose of which is not to raise capital, including for the acquisition or license of technology by the Company or its subsidiaries, joint venture or development activities or the distribution, supply or manufacture of the Company’s or its subsidiaries’ products and services.

(f) As used in these Bylaws:

(1) “Ownership Percentage” means, with respect to any Securityholder at any time, a fraction, (x) the numerator of which is the sum of (i) the total number of outstanding shares of Common Stock beneficially owned by such Securityholder, including any Common Stock issued (directly or indirectly) to the Securityholder upon the conversion of Convertible Notes beneficially owned by the Securityholder, if any, plus (ii) the number of shares of Common Stock (rounded down to the nearest whole share) into which Convertible Notes beneficially owned by such Securityholder at such time, if any, may be converted and (y) the denominator of which is the total number of outstanding shares of Common Stock assuming the conversion in full of all outstanding Convertible Notes.

(2) “Affiliate” means, when used with reference to any Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person and, in respect of any Securityholder, any investment fund, vehicle or holding company of which such Securityholder or any Affiliate of such Securityholder serves as the general partner, managing member or discretionary manager or advisor; provided that limited partners, non-managing members or other similar direct or indirect investors in a Securityholder (in their capacities as such) shall not be deemed to be Affiliates of such Securityholder.

(3) “Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled, managed, sub-managed, advised or sub-advised by (i) such Person, (ii) an Affiliate of such Person or (iii) the same investment manager, sub-investment manager, advisor or sub-advisor as such Person or an Affiliate of such investment manager, sub-investment manager, advisor or sub-advisor.

(4) “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(g) This Section 5.04 shall terminate at such time as the Corporation has a class of equity securities listed on The Nasdaq Global Market, The Nasdaq Global Select Market or The New York Stock Exchange.

(h) Notwithstanding any provision hereof to the contrary, the Corporation or its subsidiaries may issue or sell Company Securities without first complying with the provisions of this Section 5.04 if the Board of Directors determines in good faith that it is in the best interests of the Corporation to consummate such issuance or sale without having first complied with such provision; provided, that in connection with such issuance or sale, the Corporation gives written notice to each Preemptive Rights Holder within thirty (30) days after the issuance of such Company Securities that contains substantially the same information that would have been included in an Issuance Notice, mutatis mutandis. Each Preemptive Rights Holder shall have ten (10) Business Days from the date such written notice is delivered to elect to purchase up to that number of Company Securities that would, if purchased by such Preemptive Rights Holder, maintain such Preemptive Rights Holder’s Ownership Percentage in the Corporation, before giving effect to the issuance of such Company Securities. The closing of such sale to the Preemptive Rights Holders shall occur within sixty (60) days of the date written notice is given to the Preemptive Rights Holder. The other provisions of this Section 5.04 shall apply to such issuance, mutatis mutandis.

Section 5.05. Actions Requiring Consent of Certain Securityholders.

(a) Without the prior written consent of each Securityholder (together with its Affiliates and Related Funds) holding at least 17.5% of the aggregate voting power of all Voting Securities outstanding as of May 29, 2020 (the “Emergence Date”, and each such Securityholder, a “Major Securityholder”), for so long as such Major Securityholder holds at least 17.5% of the aggregate voting power of all Voting Securities outstanding as of the Emergence Date, the Corporation shall not, and shall not permit any of its subsidiaries to, incur any indebtedness, other than (1) borrowings outstanding on the Emergence Date, (2) paid-in-kind interest accrued in respect of (A) the Convertible Notes and (B) the Senior Secured Floating Rate Notes of the Corporation due 2025 issued pursuant to an Indenture (the “Senior Secured Notes Indenture”) by and among the Corporation, the Grantors named therein and Wilmington Trust, National Association, as trustee and security agent, as such Senior Secured Notes Indenture may be amended, restated, amended and restated, supplemented or otherwise modified, without increasing the aggregate amount of interest payable thereon, (3) without duplication of clause (1) above, borrowings under that certain Credit Agreement, dated as of May 29, 2020, by and among PNC Bank, National Association, the lenders party thereto, and the Corporation and its subsidiaries as in effect on May 29, 2020, and (4) indebtedness in the ordinary course of business.

(b) Neither the Corporation nor any of its subsidiaries will issue any Company Securities (other than Excluded Issuances) without the prior written consent of Ascribe III Investments LLC (“Ascribe”) for so long as Ascribe, together with its Affiliates and Affiliated Funds, holds or beneficially owns at least 12.5% of the aggregate voting power of all Voting Securities outstanding as of the Emergence Date.

ARTICLE 6

GENERAL PROVISIONS

Section 6.01. Fixing the Record Date. (a) In order that the Corporation may determine the Securityholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Securityholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Securityholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Securityholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may in its discretion or as required by law fix a new record date for determination of Securityholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for Securityholders entitled to notice of such adjourned meeting.

(b) In order that the Corporation may determine the Securityholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the Securityholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining Securityholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02. Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 6.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06. Amendments. These Bylaws or any of them, may be altered, amended or repealed, or new Bylaws may be made, by the Securityholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors. Unless a higher percentage is required by the Certificate of Incorporation as to any matter that is the subject of these Bylaws, all such amendments must be approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class, or by a majority of the Board of Directors. Notwithstanding the foregoing, (i) any amendment of Section 5.04 must be approved by the affirmative vote of not less than 66 2/3% of the total voting power of (A) the outstanding Convertible Notes and (B) the Common Stock issued upon conversion of the Convertible Notes, with the Convertible Notes and such Common Stock voting together as a single class, (ii) any amendment of Section 5.05(a) must be approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors (including, for the avoidance of doubt, each Securityholder that is then, and has been since the Emergence Date, a Major Securityholder), (iii) for so long as Ascribe, together with its Affiliates and Affiliated Funds, holds or beneficially owns at least 10% of the aggregate voting power of all Voting Securities outstanding as of the Emergence Date, any amendment to Section 5.05(b) must be approved by the affirmative vote of Ascribe, and (iv) any amendment of Sections 2.02(b), 2.03(c) and this sentence of Section 6.06 of these Bylaws must be approved by the affirmative vote of the holders of not less than 90% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors.

Section 6.07. Exclusive Forum. Any suit, action or proceeding by stockholders seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Certificate of Incorporation or these Bylaws shall be brought in the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, or to the extent such court also does not have subject matter jurisdiction, another court of the State of Delaware, County of New Castle, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of the Certificate of Incorporation or these Bylaws shall be deemed to have arisen from a transaction of business in the State of Delaware. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 6.08. Related Party Transactions. The Corporation shall not, and shall not permit any of its subsidiaries to, enter into, amend or renew an agreement, arrangement or transaction with (a) any Affiliate of the Corporation (including any of the Corporation’s directors or officers or any entity in which any of the Corporation’s directors or officers has a financial interest) or (b) any owner of 5% or more of the Common Stock (including, for the avoidance of doubt, shares of Common Stock (rounded down to the nearest whole share) into which Convertible Notes may be converted), or an Affiliate of such owner (each, a “Related Party”) unless such action is approved by either (i) a majority of the disinterested directors on the Board of Directors, or (ii) the holders of 60% of the Common Stock (including, for the avoidance of doubt, shares of Common Stock (rounded down to the nearest whole share) into which Convertible Notes may be converted), other than any Common Stock (including, for the avoidance of doubt, shares of Common Stock (rounded down to the nearest whole share) into which Convertible Notes may be converted) held by the Related Party, except for (A) customary compensation or benefits arrangements with a director, officer or other employee of the Corporation or any of its subsidiaries in the ordinary course of business, (B) intercompany agreements in the ordinary course of business, and (C) the performance of the Corporation’s obligations under that certain Registration Rights Agreement, dated as of May 29, 2020, by and among the Corporation and the other parties thereto from time to time.